Exhibit 99.1

Contact:	Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com

Tecumseh Products Company Reports Third Quarter 2014 Results

•	Net sales in the third quarter of 2014 decreased $6.1 million, or 3.1%, versus the same period of 2013.

•	Excluding the effect of favorable changes in foreign currency translation of $0.8 million, net sales decreased by 3.5% compared to the third quarter of 2013.

•	Net loss for the third quarter ended September 30, 2014 was $3.8 million compared to a net loss of $5.7 million for the third quarter of 2013.

•	Operating loss was $1.3 million for the third quarter of 2014 compared to an operating loss of $3.4 million in the same period of 2013.

•	EBITDAR from continuing operations for the third quarter of 2014 was $7.2 million compared to $12.6 million in the third quarter of 2013 (EBITDAR is defined below).

ANN ARBOR, Mich. - November 4, 2014 - Tecumseh Products Company (Nasdaq: TECU), a leading global manufacturer of compressors and related products, today reported an operating loss of $1.3 million and a net loss of $3.8 million, or a net loss per share of $0.21, on net sales of $188.3 million for the third quarter ended September 30, 2014. This compares with an operating loss of $3.4 million and a net loss of $5.7 million, or $0.30 per share, on net sales of $194.4 million for the third quarter of 2013.

"Our results remain challenged as we reorganize to address lower production volumes and an inflexible global cost structure," stated Harold Karp, President and CEO. "We have confidence in the long-term outlook of our business as we introduce new, competitive product lines and align our cost structure with volume expectations. We will focus on our short-term liquidity needs to fund a restructuring plan that we believe will create long-term value for shareholders."

REVIEW OF OPERATIONS
Revenue: Net sales in the third quarter of 2014 decreased by $6.1 million, or 3.1%, compared with the same period of 2013. Excluding the increase in sales due to the effect of favorable changes in foreign currency translation of $0.8 million, net sales decreased by 3.5% compared to the third quarter of 2013, primarily due to lower net volume and unfavorable change in sales mix, partially offset by price increases.
Sales of compressors used in commercial refrigeration and aftermarket applications represented 60% of our total sales and decreased by 5.2% to $113.9 million in the third quarter of 2014, when compared to the third quarter of 2013.
Sales of compressors for air conditioning applications and all other applications represented 22% of our total sales and decreased by 0.7% to $41.0 million in the third quarter of 2014, when compared to the third quarter of 2013.
Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 18% of our total sales and increased by 1.2% to $33.4 million in third quarter of 2014, when compared to the third quarter of 2013.
Gross profit: Gross profit decreased by $2.8 million from $24.0 million, or 12.3% of net sales in the third quarter of 2013 to $21.2 million, or 11.3% of net sales in same period in 2014. The decrease in gross profit in the third quarter of 2014 was primarily attributable to a net increase in commodity costs, primarily steel, of $2.6 million, unfavorable changes in other material and manufacturing costs of $1.7 million and net unfavorable changes in volume and sales mix of $1.2 million. These decreases were partially offset by price increases of $2.6 million and favorable changes in currency exchange effect of $0.1 million.

Selling and administrative (“S&A”): Our S&A expenses decreased by $1.2 million from $23.6 million in the third quarter of 2013 to $22.4 million in the third quarter of 2014. The decrease was primarily due to a decline in depreciation expense of $1.9 million due to an information technology asset that became fully depreciated in late 2013 and a decline in payroll and other employee benefits of $0.5 million, partially offset by an increase of $0.6 million related to our incentive compensation awards due to compensation income recorded in the third quarter of 2013 which resulted from a revision of our prior 2013 estimates, as well as an increase of $0.6 million in professional services, primarily Board compensation.

Other income (expense), net: Other income (expense), net decreased $1.6 million from $3.6 million in the three months ended September 30, 2013 to $2.0 million in the three months ended September 30, 2014. This decrease was primarily due to recording no net amortization of gains related to our postretirement benefits due to the curtailment of these benefits that was effective after December 31, 2013, partially offset by favorable changes in foreign currency exchange rates.

Impairments, restructuring charges, and other items: We recorded $2.1 million of expense in impairments, restructuring charges, and other items in the third quarter of 2014, compared to $7.4 million of expense in the same period of 2013. In the third quarter of 2014, this expense included $1.5 million related to severance and $0.6 million related to business process re-engineering. The severance expense was primarily associated with a reduction in force at our Brazilian location.

Loss from Continuing Operations: Loss from continuing operations for the quarter ended September 30, 2014 was $3.5 million, or a loss from continuing operations per share of $0.20, as compared to a loss from continuing operations of $5.4 million, or $0.29 per share for the same period of 2013. The change was primarily related to lower impairment, restructuring charges, and other items, as well as lower S&A expenses, partially offset by lower sales and lower other income for the third quarter of 2014, as compared to the same period of 2013.

Cash Flow: Cash and cash equivalents were $34.4 million at the end of the third quarter of 2014 while cash balances were $55.0 million and $40.0 million at December 31, 2013 and September 30, 2013, respectively. Cash used in operating activities was $19.8 million for the nine months ended September 30, 2014, as compared to $9.7 million in the same period in 2013.

Cash provided by investing activities was $1.5 million for the nine months ended September 30, 2014 as compared to cash used in investing activities of $6.1 million during the same period in 2013.

Cash used in financing activities was $1.1 million for the nine months ended September 30, 2014 compared to $0.1 million provided by financing activities during the same period in 2013.

NON-GAAP FINANCIAL MEASURES
While the Generally Accepted Accounting Principles in the United States of America (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA from Continuing Operations”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR from Continuing Operations”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net loss.
RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING OPERATIONS FROM NET LOSS
(in millions)

	Three Months Ended September 30,
	2014	2013
Net loss	$(3.8)	$(5.7)
Loss from discontinued operations, net of tax	0.3	0.3
Tax expense	0.4	0.1
Interest expense	2.6	2.2
Interest income	(0.8)	(0.3)
Operating loss	$(1.3)	$(3.4)
Depreciation and amortization	6.4	8.6
EBITDA FROM CONTINUING OPERATIONS	5.1	5.2
Impairments, restructuring charges and other items	2.1	7.4
EBITDAR FROM CONTINUING OPERATIONS	$7.2	$12.6

CONFERENCE CALL INFORMATION
Tecumseh will broadcast its financial results conference call live over the Internet on Wednesday, November 5, 2014, at 11:00 a.m. Eastern Time, and it expects to post, before the conference call, a slide presentation to be used in connection with the conference call. Webcast information can be found in the Investor Relations section of our website at www.tecumseh.com.
About Tecumseh Products Company
Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.
Cautionary Statements Relating to Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future tense and forward-looking terminology. Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.
Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) our history of losses and our ability to maintain adequate liquidity in total and within each foreign operation; ii) our ability to develop successful new products in a timely manner; iii) the success of our ongoing effort to improve productivity and restructure our operations to reduce costs and bring them in line with projected production levels and product mix; iv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; v) loss of, or substantial decline in, sales to any of our key customers; vi) current and future global or regional political and economic conditions and the condition of credit markets, which may magnify other risk factors; vii) increased or unexpected warranty claims; viii) actions of competitors in markets with intense competition; ix) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; x) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division and the Secretariat of Economic Law of the Ministry of Justice of Brazil, both of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; xi) local governmental, environmental, trade and energy regulations; xii) availability and volatility in the cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; xiii) significant supply interruptions or cost increases; xiv) loss of key employees; xv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xvi) risks relating to our information technology systems; xvii) impact of future changes in accounting rules and requirements on our financial statements; xviii) default on covenants of financing arrangements and the availability and terms of future financing arrangements; xix) reduction or elimination of credit insurance; xx) potential political and economic adversities that could adversely affect anticipated sales and production; xxi) in India, potential military conflict with neighboring countries that could adversely affect anticipated sales and production; xxii) weather conditions affecting demand for replacement products; and xxiii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.